EXHIBIT 99


                           VISKASE COMPANIES, INC. ANNOUNCES
                    COURT OF APPEALS DECISION ON PATENT LITIGATION

CHICAGO, ILLINOIS, August 1, 2001 - Viskase Companies, Inc. ("VCIC") today announced that the United States Court of Appeals for the Federal Circuit has rendered its decision in the patent litigation Viskase Corporation v. American National Can. The Court of Appeals affirmed the lower court's decision in part, reversed the decision in part and remanded the case back to the District Court for the Northern District of Illinois. Under an agreement reached last year among the parties, Viskase Corporation was paid $54.75 million in partial settlement and agreed not to pursue the patent litigation further if the monetary damages award was not affirmed in its entirety. Accordingly, Viskase Corporation will not receive any additional payments under the agreement and no further legal proceedings will take place.

F. Edward Gustafson, President, Chief Executive Officer and Chairman of the Company stated, "While we do not agree with the Court of Appeals' decision, it is important to put this litigation behind us and focus on growing our cellulosic and plastic casings business."

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and plastic casings used in the preparation and packaging of processed meat products.

                                         ###